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August 31, 2000



Mid Cap
One South Street
Baltimore, Maryland 21202

Equity Appreciation
One South Street
Baltimore, Maryland 21202


Ladies and Gentlemen:

You have asked us for our opinion concerning certain federal income tax consequences to (a) BT Pyramid Mutual Funds, a Massachusetts business trust (the "Pyramid Trust"), on behalf of Equity Appreciation (the "Acquired Fund"), a separate series of the Pyramid Trust, (b) BT Investment Funds, a Massachusetts business trust (the "Investment Trust"), on behalf of Mid Cap (the "Acquiring Fund"), a series of the Investment Trust, and (c) the holders of shares of beneficial interest in the Acquired Fund ("Acquired Fund Shareholders") when Acquired Fund Shareholders receive Institutional shares of the Acquiring Fund (the "Acquiring Fund Shares") in exchange for their interests in the Acquired Fund pursuant to an acquisition by the Acquiring Fund of all of the assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of certain scheduled liabilities of the Acquired Fund (the "Reorganization"), all pursuant to that certain Agreement and Plan of Reorganization (the "Plan"), dated July 28, 2000 (the "Effective Date"), between and among the Acquired Fund, the Acquiring Fund, the Pyramid Trust and the Investment Trust.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquired Fund and the Acquiring Fund set forth in


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the Registration Statement on Form N-14 (the "Acquiring Fund Registration
Statement") filed by the Acquiring Fund with the Securities and Exchange Commission and representations made in letters from the Acquired Fund and the Acquiring Fund addressed to us for our use in rendering this opinion. We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Acquiring Fund Registration Statement.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for federal income tax purposes:

         (a) The acquisition by the Acquiring Fund of all of the assets of the Acquired Fund solely in exchange for the issuance of Acquiring Fund Shares to the Acquired Fund and the assumption of certain scheduled Acquired Fund liabilities by the Acquiring Fund, followed by the distribution by the Acquired Fund, in liquidation of the Acquired Fund, of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund shares of beneficial interest and the termination of the Acquired Fund, will constitute a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquired Fund and the Acquiring Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

         (b)      No gain or loss will be recognized by the Acquired Fund upon
                  (i) the transfer of all of its assets to the Acquiring Fund solely in exchange for the issuance of Acquiring Fund Shares to the Acquired Fund and the assumption of certain scheduled Acquired Fund liabilities by the Acquiring Fund and (ii) the distribution by the Acquired Fund of such Acquiring Fund Shares to the Acquired Fund Shareholders;

         (c) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for the issuance of Acquiring Fund Shares to the Acquired Fund and the assumption of certain scheduled Acquired Fund liabilities by the Acquiring Fund;

         (d) The basis of the assets of the Acquired Fund acquired by the Acquiring Fund will be, in each instance, the same as the basis of those assets in the hands of the Acquired Fund immediately prior to the transfer;

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         (e)      The tax holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will, in each instance, include Acquired Fund's tax holding period for those assets;

         (f) The Acquired Fund Shareholders will not recognize gain or loss upon the exchange of all of their shares of beneficial interest of the Acquired Fund solely for Acquiring Fund Shares as part of the transaction;

         (g) The basis of the Acquiring Fund Shares received by the Acquired Fund Shareholders in the transaction will be the same as the basis of the shares of beneficial interest of the Acquired Fund surrendered in exchange therefor;

         (h) The tax holding period of Acquiring Fund Shares received by the Acquired Fund Shareholders will include, for each shareholder, the tax holding period for the shares of beneficial interest of the Acquired Fund surrendered in exchange therefor, provided that such Acquired Fund shares were held as capital assets on the date of the exchange;

         (i) No gain or loss will be recognized by the Acquiring Fund upon its contribution of the assets of the Acquired Fund to the Capital Appreciation Portfolio solely in exchange for an interest in the Capital Appreciation Portfolio;

         (j) No gain or loss will be recognized by the Capital Appreciation Portfolio upon the contribution by the Acquiring Fund of the assets of the Acquired Fund to the Capital Appreciation Portfolio solely in exchange for an interest in the Capital Appreciation Portfolio;

         (k) The basis of the Capital Appreciation Portfolio in the assets of the Acquired Fund contributed to the Capital Appreciation Portfolio by the Acquiring Fund will be, in each instance, the same as the basis of those assets in the hands of the Acquiring Fund immediately prior to such contribution;

         (l) The tax holding period of the Capital Appreciation Portfolio with respect to the assets of the Acquired Fund contributed by the Acquiring Fund to the Capital Appreciation Portfolio will, in each instance, include the Acquired Fund's and the Acquiring Fund's tax holding periods for such assets;

         (m) The basis of the interest in the Capital Appreciation Portfolio acquired by the Acquiring Fund as a result of its contribution to the Capital Appreciation Portfolio of the assets of the Acquired Fund will be the same as the Acquiring Fund's basis in such assets; and

         (n) The tax holding period of the Acquiring Fund with respect to its interest in the Capital Appreciation Portfolio will include the Acquired Fund's and the

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                  Acquiring Fund's tax holding periods for the assets of the
                  Acquired Fund contributed to the Capital Appreciation Portfolio by the Acquiring Fund.


Very truly yours,

/s/ Willkie Farr & Gallagher


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